                      SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      AUTONOMOUS TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Florida
         (State or other jurisdiction of incorporation or organization)
                                   59-2554729
                      (I.R.S. Employer Identification No.)

         2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Randy W. Frey, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600 (Name and address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:
             William A. Grimm, Esq., Gray, Harris & Robinson, P.A.,
    201 East Pine Street, Suite 1200, Orlando, Florida 32801, (407) 843-8880


  Approximate date of commencement of proposed sale to the public: __________,
                                     1998.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
 Title of each class of                                                              Proposed maximum
 securities to be               Amount to be        Proposed maximum offering    aggregate offering price    Amount of registration
 registered                      registered             price per unit (1)                  (1)                        fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par           813,197                       $ 5.75                     $ 4,675,883                $ 1,300
   value                          shares
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of Autonomous' common stock as reported on the Nasdaq National Market on December 18, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                 Subject to Completion, dated December 22, 1998
PROSPECTUS



                      AUTONOMOUS TECHNOLOGIES CORPORATION

                   813,197 shares of Autonomous common stock
                      for resale by a selling stockholder

     The selling stockholder, OZ Master Fund, Ltd., may offer for resale the 813,197 shares of common stock Shares for sale from time to time in transactions on the Nasdaq National Market and/or in privately negotiated transactions, at:

     -fixed prices which may be negotiated
     -market prices prevailing at the time of sale
     -prices related to the negotiated prices
     -prices related to the prevailing market prices

     The selling stockholder may sell the common stock to or through broker-dealers. Broker-dealers may receive compensation from the selling stockholder or from a purchaser of the common stock in connection with any sale of the common stock to or through the broker-dealer. See "Plan of Distribution" on page 17.

     If the selling stockholder sells all of the common stock at the last sale price for the common stock as reported by the Nasdaq National Market on December 11, 1998 ($5.6875 per share), the selling stockholder would receive aggregate proceeds of $4,625,058 minus any compensation paid to broker-dealers.

     Autonomous' common stock is traded on the Nasdaq National Market under the symbol "ATCI."



        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
               See the section entitled "Risk Factors" on page 5.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This is not an underwritten public offering.

     The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities to the public until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



               The date of this prospectus is December 22, 1998.

                             AVAILABLE INFORMATION

     This prospectus, which is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended, omits certain of the information set forth in the registration statement. We refer you to the registration statement and its exhibits for further information about us and the common stock offered hereby. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained by paying a prescribed fee or may be examined without charge at the public reference facilities of the SEC described below.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Thus, we file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office located at 1401 Brickell Avenue, Suite 200, Miami, FL, 33131. The SEC maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC. The SEC's web site is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our common stock is quoted on the Nasdaq National Market. Our reports, proxy statements and other information may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by us (File No. 000-28278) with the SEC are incorporated herein by reference: (a) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997; (b) Definitive Proxy Statement dated April 24, 1998, filed in connection with Autonomous' 1998 Annual Meeting of Stockholders; (c) Current Report on Form 8-K filed on April 27, 1998;
(d) Current Report on Form 8-K filed on June 12, 1998; (e) Current Report on Form 8-K filed on July 22, 1998; (f) Current Report on Form 8-K filed on August 18, 1998; (g) Form 10-Q for the quarter ended September 30, 1998; (h) Current Report on Form 8-K filed on October 7, 1998; (i) Current Report on Form 8-K filed on November 12, 1998; (j) Current Report on Form 8-K filed on December 7, 1998; and the description of Autonomous' common stock which is contained in its Form S-1 filed under the Securities Act on March 8, 1996 (File No. 333-
2068). The discussions contained in the Recent Developments sections entitled "Acquisition by Summit Technology," "Exercise of Option to Purchase Series I Convertible Preferred Stock," and "FDA and Canadian Approval" on page 3 of this prospectus should be read in conjunction with the audited financial statements incorporated herein by reference.

     All reports and other documents we file after December 22, 1998 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). You should direct written or oral requests for copies to:
Secretary, Autonomous Technologies Corporation, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600.

--------------------------------------------------------------------------------

LADARVision and T-PRK are registered trademarks of Autonomous. T-LASIK and CustomCornea are trademarks of Autonomous. Ciba Vision is a registered trademark of Ciba Vision Corporation. Other trademarks used herein are the property of their respective owners.

--------------------------------------------------------------------------------

In evaluating our business, you should carefully consider the risk factors beginning on page 5 before purchasing the securities offered hereby. This prospectus contains certain forward-looking statements. Any statements of plans, intentions and objectives and statements of future economic performance contained in this prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere and incorporated by reference in this prospectus. In evaluating our business, prospective investors should carefully consider the information set forth under the heading "Risk Factors." This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements of plans, intentions and objectives and statements of future economic performance contained in this prospectus should be deemed to be forward-looking statements. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," or "anticipates" are considered to contain uncertainty and are forward-looking statements. Cautionary statements are made in certain sections of this prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

                                  THE COMPANY

     Autonomous Technologies Corporation is a Florida corporation formed in 1985. We have been engaged since 1993 in the design and development of the next generation of excimer laser instruments for laser vision correction (LVC) to reduce or eliminate a person's dependence on eyeglasses or contact lenses. Our technology combines eye tracking with a narrow beam excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism (blurred vision). Our objective is to improve refractive surgical outcomes for these conditions over those achieved by earlier LVC systems.

     On November 2,1998, we received PMA approval by the Food and Drug Administration (FDA) for the use of the LADARVision System in the United States for the treatment of mild to moderate myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters). The PMA approval allows us to sell or place our LADARVision Systems in the United States.

     Vision correction is one of the largest medical markets, with approximately 136 million people in the United States using eyeglasses or contact lenses. /1/ Within this group, approximately 60 million people are myopic. /2/ Industry sources /3/ estimate that Americans spend approximately $13 billion, at retail prices, on eyeglasses, contact lenses and other vision correction products and services each year.

     Our current marketing strategy is designed to broaden the penetration of the LADARVision System in the refractive surgery market by offering better clinical outcomes to surgeons and patients than is currently available and by significantly reducing the up-front cost to the ophthalmologist as compared to currently sold LVC systems. This marketing strategy would allow physicians to utilize the LADARVision System by paying an advance procedure fee for the equipment and paying a per procedure service fee thereafter. In 1997, Autonomous and CIBA Vision Corporation (CIBA Vision) conducted a market research project that supports similar studies performed in 1995 and 1996 demonstrating that there is significant interest in both the technical features and benefits of the LADARVision System and in the pricing strategy of lower up-front costs and competitive procedure fees. We may elect to change this marketing strategy on a country-by-country and account-by-account basis depending on applicable law and regulation, tax considerations, and competitive conditions.

---------------------------
/1/  According to a private market study and publications of Market Scope.

/2/ Excerpted from a presentation by Dr. Richard Lindstrom, entitled "Excimer Laser Photorefractive Keratectomy: Clinical Outline."

/3/ From an article published in the January 8, 1996 issue of Vision Monday, a trade publication for the ophthalmic industry, entitled "Tracking the Trends for `96 - Eyewear retailers look forward to a successful year as they focus on what's hot."

     Our LADARVision System technology combines high speed, laser radar eye tracking with narrow beam shaping to form our new and proprietary technology platform. The LADARVision System is designed to address a need for sophisticated eye tracking to compensate for saccadic eye movement during surgery. Saccadic eye movements are very rapid, involuntary and random in amplitude and direction and are not suppressed or reduced by medication used during LVC. The presence of these eye movements during surgery degrades LVC predictability and visual quality. We believe that the LADARVision System provides higher accuracy ablation by virtually eliminating decentration and shaping error caused by eye movement. The narrow beam excimer also provides a smooth ablation, and our algorithms and shaping apparatus offer high speed, minimizing surgical duration while retaining a high degree of pointing accuracy to achieve predictable shaping.

     We believe the LADARVision System will yield more stable, predictable results with less post-operative regression, potentially improving visual quality and clinical outcomes for low to moderate myopia compared to first generation excimer laser PRK systems manufactured and sold by our competitors.

     In 1994, we entered into a strategic alliance with CIBA Vision, a wholly-owned subsidiary of Novartis AG. The strategic alliance with CIBA Vision is for the worldwide co-promotion of the LADARVision System. CIBA Vision has invested an aggregate of approximately $5 million in cash and $1.3 million in services in Autonomous. As a result of its investment, CIBA Vision owns approximately 16% of our common stock. CIBA Vision may, at its sole discretion, terminate the strategic alliance upon sending us 30 days notice. See "Risk Factors - Possible Termination of Strategic Alliance with CIBA does not Eliminate Obligation to Pay Commission to CIBA" herein and "Item 13. - Certain Relationships and Related Transactions" in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997.


     SINGLE MANUFACTURER FOR THE LASER COMPONENT. The laser component in the LADARVision System has been custom designed for us for high performance and small size. We own the design of the laser component including all drawings and trade secrets relating to the design and manufacture of the laser component.
The laser component is currently manufactured by a small manufacturer in the Eastern United States that specializes in manufacturing excimer lasers. We agreed to purchase 50 laser components from this small company before purchasing laser components from other manufacturers or making the laser component itself. This agreement continues until we have purchased 50 laser components. As of the date of this prospectus, we have purchased 20 of the 50 laser components.
Either of us, (as the non-breaching party), may terminate this relationship in the event of an uncured breach of the manufacturing agreement. We decided to use a single manufacturer for the laser component in order to achieve economies of scale in the manufacture of the laser component and to assure better control of the quality of the laser component. Achieving economies of scale and controlling the quality of the laser component are and will continue to be important factors regarding the laser component and will significantly influence our decision as to whether or not to engage another manufacturer (or manufacture the laser component ourselves) after we have met our obligation to purchase 50 laser components from this manufacturer.

     We required this manufacturer to lease a separate facility for the manufacture of the laser component and to grant to us a security interest in all of the equipment, drawings and inventory relating to the manufacturing of the laser component as well as the facility lease. We took these steps in this business relationship in order to protect us against this manufacturer being unable to make the laser component in adequate quantity and quality. We also placed two of our engineers at this manufacturer, beginning November 1997, for approximately six months in order for these engineers to learn and document all of the details of manufacturing the laser component. We do not currently have our engineers working at this manufacturer on a full-time basis. However, the two engineers have returned to this manufacturer for further documentation and we anticipate our personnel will return to this manufacturer on occasion in the future.

     In the event that this manufacturer is unable to supply the laser components we require, we believe we have the ability to promptly step in and manufacture the laser components on our own or have another qualified manufacturer make the laser components at the current site where the laser components are manufactured. With these protective measures in place, we do not believe there is a significant risk that we will be unable to obtain laser components from a qualified manufacturer or make such components ourselves in the event that this manufacturer cannot manufacture the laser components.

                              RECENT DEVELOPMENTS

 .         ACQUISITION BY SUMMIT TECHNOLOGY. On October 1, 1998, we agreed to merge with a subsidiary of Summit Technology, Inc., subject to approval of the transaction by the stockholders of both companies. Our stockholders will receive part stock in Summit and part cash in exchange for shares of our common stock they hold under a formula based on the average closing price of Summit for the five day period prior to closing.

          The total merger consideration is 11,650,400 shares of Summit common stock and an equal amount of value in cash, up to a maximum of $50 million in cash. The selling stockholder holds shares of our Series I convertible preferred stock purchased in August 1998. Assuming the selling stockholder elects to have its shares of Series I convertible preferred stock redeemed for cash, and assuming that the Summit common stock is valued at $4.29 per share, and making certain assumptions about our stock options and warrants, each share of our common stock will be exchanged for approximately .86 shares of Summit stock and approximately $2.92 in cash. The amount of consideration is subject to certain adjustments based on the number of shares outstanding, including equivalent shares relating to options and warrants and any outstanding cash advances by Summit to us. The actual amounts will be based on the average closing price of Summit common stock before closing.

          Under the terms of the merger agreement, we must pay Summit a termination fee of $2.6 million in cash if the merger agreement is terminated in either of the following circumstances:

     + the Autonomous stockholders have not approved the merger by February 28, 1999 and a proposal by a third party for an alternative transaction has been made prior to the Autonomous Special Meeting of Stockholders that will be called in order to vote on the merger agreement; or

     + we materially breach any representation or warranty in the merger agreement or fail to comply with any of our obligations under the merger agreement if these result in a material adverse change incapable of being cured by us.

 .         EXERCISE OF OPTION TO PURCHASE SERIES I CONVERTIBLE PREFERRED STOCK.
     On November 9, 1998, we received from the selling stockholder an irrevocable notice for the exercise of an option to purchase 400 shares of Series I convertible preferred stock. See "Private Placement of Series I Convertible Preferred Stock" below. We will receive gross proceeds of $4 million upon the closing of the exercise of this option for the 400 shares and a two-year stock purchase warrant for 300,000 shares of common stock, exercisable at $6.17 per share. The closing of the option exercise is subject to the effectiveness of a resale registration statement, of which this prospectus forms a part. The 400 shares of Series I convertible preferred stock, with the 500 shares issued to the same investor on August 7, 1998 (below) are convertible into an aggregate maximum of 2,263,197 shares of common stock. As of December 11, 1998, the selling stockholder had converted 230 shares of Series I convertible preferred stock into a total of 656,148 shares of common stock, of which the selling stockholder had sold 431,884 shares. We anticipate using the proceeds from the sale of the 400 shares of Series I convertible preferred stock to fund operating expenses and working capital. The option, the warrant and the Series I convertible preferred stock were sold to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

 .         FDA AND CANADIAN APPROVAL. On November 2, 1998, we received PMA approval from the FDA for the use of the LADARVision System in the United States for the treatment of mild to moderate myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters) with photorefractive keratectomy (PRK). On November 3, 1998, we also received a Medical Device License from the Canadian Therapeutic Products Directorate for the LADARVision System. The License application was for mild to moderate myopia (-1 to -10 diopters) and astigmatism (up to -6 diopters).

 .         PRIVATE PLACEMENT OF SERIES I CONVERTIBLE PREFERRED STOCK. On August
     7, 1998 we closed the private placement with the selling stockholder of 500 shares of our Series I convertible preferred stock with an option to purchase 400 shares of Series I convertible preferred stock and a two-year stock purchase warrant for 300,000 shares of common stock. The shares of Series I convertible preferred stock have limited voting rights. The 500 shares of Series I convertible preferred stock are convertible into a maximum of 1,750,000 shares of our common stock. The total 900 shares of Series I convertible preferred stock are convertible into an aggregate maximum of 2,263,197 shares of common stock. We used the proceeds from the sale of the 500 shares of Series I convertible preferred stock to fund operating expenses and working capital. The Series I convertible preferred stock and option were sold to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. A resale registration statement on Form S-3 on behalf of the selling stockholder covering the resale of common stock into which the 500 shares of Series I convertible preferred stock is convertible became effective on August 6, 1998. As of December 11, 1998, the selling stockholder had converted 230 shares of its Series I convertible preferred stock into 656,148 shares of common stock of which it had sold 431,884 shares.

 .         LASIK HYPEROPIC ASTIGMATISM TRIALS APPROVED BY THE FDA. On June 12,
     1998, the FDA granted us permission to conduct LASIK hyperopic astigmatism trials for up to +6 diopters of sphere and up to -6 diopters of cylinder. We began these trials which will include up to 150 subjects and are subject to certain conditions required by the FDA. Laser In-Situ Keratomileusis or "LASIK" is a technique which involves both a corneal cut and excimer laser ablation. During the procedure, the ophthalmologist cuts a thin flap on the cornea before using the laser. After the laser ablation is completed, the flap is replaced. According to trade publications, LASIK typically offers patients less pain and shorter recovery times after surgery.

 .         NEGOTIATIONS WITH LENDER FOR EQUIPMENT FINANCING TERMINATED. In
     November 1998, our negotiations with an equipment financing company for secured financing for LADARVision Systems placed in the U.S. terminated primarily because of the uncertainties caused by the continuing litigation with VISX over certain VISX patents and, secondarily, due to the proposed acquisition by Summit.

 .         MANAGEMENT CHANGES. On September 30, 1998, we and Dr. Richard Capozza
     agreed that Dr. Capozza, as a result of our pending acquisition by Summit, would pursue other interests. Dr. Capozza was a valuable employee and played a key role in our development and progress over the past three years. Dr. Capozza's future contributions will be missed. Dr. Capozza resigned as President and as a director, effective September 30, 1998. Mr. Randy W. Frey, Chairman and Chief Executive Officer, resumed the title of President effective October 1, 1998. On October 1, 1998, we named Dr. Charline A. Gauthier, O.D., Ph.D. Vice President and Chief Operating Officer. Dr. Gauthier previously held the position of Vice President of Clinical and Regulatory Affairs.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN IN THE SECTION CAPTIONED "RISK FACTORS" WHICH IMMEDIATELY FOLLOWS THIS SECTION ON PAGE 5.

--------------------------------------------------------------------------------

  Autonomous' executive offices are located at 2800 Discovery Drive, Orlando, Florida 32826, where it also maintains its primary research and manufacturing facilities. Its telephone number at that location is (407) 384-1600.

--------------------------------------------------------------------------------

                                  RISK FACTORS


     In addition to other information included or incorporated by reference into this prospectus, you should carefully consider the risk factors described below in determining whether or not to purchase Autonomous common stock.



 .         THE ACQUISITION OF AUTONOMOUS BY SUMMIT MAY NOT OCCUR. There is a risk that our acquisition by Summit Technology, Inc. will not occur. This could be caused by any of several factors:

     + The acquisition transaction is subject to the approval of our stockholders and the stockholders of Summit. If the stockholders of either company do not approve, the acquisition will not take place.

     + If the acquisition is challenged by the Federal Trade Commission, Summit may elect not to acquire us or be barred from acquiring us. The FTC is conducting an informal review of the acquisition at this time.

     + Summit could terminate the merger agreement if we breach the agreement.



 .         IF THE ACQUISITION DOES NOT OCCUR, WE MAY NOT BE ABLE TO RAISE
     SUFFICIENT CAPITAL TO CONTINUE OPERATIONS. While the acquisition is pending, we are effectively unable to raise capital. If the acquisition does not occur in a timely manner, we may have exhausted our capital resources and be unable to continue operations. This would occur on or about April 1, 1999 assuming that we continue to fully prepare for a commercial introduction of the LADARVision System in the United States.



 .         WE WILL NEED ADDITIONAL CAPITAL TO FUND THE PLACEMENT OF THE
     LADARVISION SYSTEMS AND FOR OPERATIONS IF THE ACQUISITION DOES NOT OCCUR. Since business strategy calls for the placement of the LADARVision Systems with ophthalmologists primarily under procedure fee agreements, we will be required to fund the direct manufacturing costs of each system, estimated to be $220,000 for each system. Although we intend to receive prepaid fees for the placement of each machine and to seek financing for additional balances of capital investment, such prepaid fees and funding will not cover the initial manufacturing and installation costs of each system. If the acquisition does not occur, we will be required to obtain financing before we can achieve high volume commercial use of LADARVision Systems.

          In November 1998, our negotiations with an equipment financing company for secured financing for LADARVision Systems placed in the U.S. terminated primarily because of the uncertainties caused by the continuing litigation with VISX over certain VISX patents and, secondarily, due to the proposed acquisition by Summit.

          Until such time as the cash provided from the procedure fees derived from LADARVision System placements is sufficient to cover our clinical, research, development and administrative expenses, we will need additional capital for funding our operations if the acquisition does not occur. These expenses are currently running at approximately $1,500,000 per month. Current capital market conditions and the continuing patent litigation with VISX may make it very difficult or impossible for us to raise capital in the amounts required to continue operating or to make a U.S. launch of the LADARVision System.

 .         EXISTING STOCKHOLDERS WILL BE DILUTED IF WE ARE REQUIRED TO OBTAIN
     ADDITIONAL CAPITAL THROUGH EQUITY OFFERINGS; CONTINUED DILUTION OF EXISTING STOCKHOLDERS.

          To the extent that additional capital is obtained via equity offerings, the holdings of existing stockholders will be diluted and may be materially diluted if we are required to obtain significant amounts of additional capital via equity offerings. Additional dilution will occur to existing stockholders upon the exercise of outstanding warrants and stock options, the conversion of Series I convertible preferred stock and the exercise of the two-year stock purchase warrant to be issued to the selling stockholder upon the closing of its option. Further, additional dilution will occur to existing stockholders when we deliver 171,713 shares of common stock to CIBA immediately prior to the closing date of the acquisition, or May 15, 1999, whichever is sooner.


 .         LIMITED EXPERIENCE MANUFACTURING LADARVISION SYSTEMS; AUTONOMOUS
     RELIES ON THIRD PARTY SUPPLIERS AND A SINGLE MANUFACTURER. We have very limited experience in manufacturing and have not yet demonstrated that we are capable of producing the LADARVision System in the quantities necessary to meet the contemplated demand for the LADARVision System. We rely on third party suppliers (subcontractors) to provide the components necessary to manufacture the LADARVision System. Our manufacturing operations consist primarily of the final assembly of out-sourced parts and components, followed by testing to assure field performance and quality control. In order to be able to commercially produce the LADARVision System, we would need to expand our current manufacturing capabilities.

          We patented the cartridge containing the laser component of the LADARVision System, which is currently manufactured by a small company according to design documentation and specifications we own. We have the right to make, or have the laser component made, in the event this manufacturer is unable to deliver the number of laser components that we require.

          In addition to the laser component, the most significant system component is the tracking hardware. Other components of the LADARVision System such as the stereo microscope, computer hardware and system casing are available from several sources. We may be unable to obtain sufficient quantities of these components or, if it becomes necessary, we may have difficulty changing from the current laser component manufacturer to another manufacturer. If these difficulties occur, we may experience reductions in manufacturing capability that could cause delays in clinical trials, regulatory approvals and commercialization. These delays would have a material adverse effect on our business, financial condition, and results of operations.

          If the acquisition occurs, we believe that Summit will be able to provide significant assistance to us in commercially producing the LADARVision System.



 .         DEPENDENCE ON PROTECTIONS PROVIDED BY PATENTS AND PROPRIETARY
     TECHNOLOGY TO DIFFERENTIATE THE LADARVISION SYSTEM. Our success depends in part on our ability to obtain patents for our products and processes, to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties. In particular, our ability to differentiate the LADARVision System from existing LVC systems depends on our ability to protect our proprietary tracking and narrow-beam shaping technology.

          We have filed fourteen U.S. and foreign patent applications related to several features of our eye tracking technology as well as to our narrow beam delivery, corneal sculpting methods and retinal image analysis. Six of these applications have resulted in the issuance of U.S. patents, which have expiration dates ranging from 2012 to 2018, and multiple claims for two additional U.S. patents have been allowed. It is uncertain whether or not any other patents will be issued, whether the scope of any patent protection will exclude competitors or provide meaningful competitive advantages to us, whether any of our patents will be held valid if subsequently challenged, or whether others will not claim rights in or ownership of our patents and other proprietary rights.

     In both the U.S. and overseas, there are a number of patents covering methods, procedures and apparatus for performing corneal surgery with ultraviolet laser ablation. There are also existing patents in eye tracking and narrow beam excimer shaping. Patent positions of medical technology are generally uncertain and involve complex legal and factual questions. As a result, we do not know whether any of our pending patent applications will result in the issuance of any patents or whether issued patents will provide significant proprietary protection, or will be circumvented or invalidated. We cannot be certain that we were the first creator of inventions covered by our pending patent applications or that we were the first to file patent applications for such inventions since: (1) patent applications in the U.S. are maintained in secret until the patent is granted and (2) publication of inventions in scientific or patent literature tend to lag behind patent grants by several months or even years.

 .         PATENT LITIGATION IS COSTLY AND ADVERSE OUTCOMES WOULD AFFECT OUR
     ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS. If we are a party to patent litigation, which may be significant and costly, as others have experienced in the LVC market, and if we have adverse determinations entered against us, we may be unable to manufacture and sell our products without obtaining licenses from third parties. In the alternative, we may or may not be able to negotiate, and thus obtain, the licenses we would need in order to be able to manufacture and sell our products on terms favorable to us, if at all. If either of these occurred, the result could be to have a material adverse effect on our business, financial condition and results of operations.

          We are currently a party to such patent litigation. In October 1996, we filed suit in the U.S. against Pillar Point Partners (a partnership formed in 1992 to pool certain of their respective patents related to corneal sculpting technologies), Summit and VISX alleging non-infringement, unenforceability and invalidity of certain of the patents then held within Pillar Point. On June 9, 1998, Summit and VISX announced that they agreed to dissolve Pillar Point, to be effected as soon as possible. As a part of the dissolution of Pillar Point, Summit and VISX granted each other a worldwide, royalty free cross-license. Under this cross-license, each party will have full rights to use all patents owned by either company relating to LVC for use with their systems. The dissolution of Pillar Point will not affect our lawsuit against VISX. In September 1998, VISX filed a counterclaim in our suit seeking declaratory judgment of infringement by us and preliminary and permanent injunctions. In November 1998, we dismissed our lawsuit without prejudice against Summit. There can be no assurance that we will prevail in this lawsuit as it remains in effect with respect to VISX and others, or that other such suits will not arise. As of the date of this Prospectus, this suit has proceeded into the early phases of discovery.



 .         OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS MAY BE AFFECTED BY
     THE POSSIBLE NEED TO OBTAIN TECHNOLOGY LICENSES FROM VISX AND OTHERS. In the event our acquisition by Summit does not take place, depending upon whether our LADARVision System incorporates patented technology owned by VISX, and as may be required by any license agreement that we may enter into with VISX, we may be, or the LADARVision System users may be, required to pay royalties and per procedure fees to VISX for all procedures performed in the United States. We have not obtained a license from VISX as of this date. If we are required to obtain a license from VISX, we cannot yet determine if such a license will be granted, the per procedure fee, or other terms of such a license.

          There may be other United States and foreign patents for which we will need to negotiate licenses in order to sell, lease or use the LADARVision System in certain markets.

          There can also be no assurance that, or our customers will be successful in securing any licenses or, if such licenses are obtained, that they will be on terms acceptable to us or them. If our customers are unable to obtain licenses on favorable terms, or at all, they may not wish to have a LADARVision System placed with them. Thus, the failure by us or our customers to either obtain required licenses or to obtain licenses on favorable terms could have a material adverse effect on our business.

 .         LIMITED HUMAN CLINICAL TRIAL DATA IN HYPEROPIA AND LASIK CREATES
     UNCERTAINTY AS TO WHETHER OR NOT WE WILL BE ABLE TO OBTAIN FDA APPROVAL FOR THESE INDICATIONS. We must complete substantial additional human clinical trials under rigorous protocols at multiple sites in order to submit the required outcome data for hyperopia/astigmatism and LASIK with our PMA application(s). We currently anticipate completing patient enrollment for these two additional patient protocols by May 1999; however, there can be no assurances that we will be able to complete the patient enrollment by that date. The results of our early clinical trials in hyperopia/astigmatism appear satisfactory, but may not continue in future clinical trials for expanded indications. If our clinical trials do not show consistently good outcomes, we may not be able to obtain additional indications or claims for our products. Moreover, the results of clinical trials are not within our control, and we could experience delays in completing our clinical trials for a variety of reasons. Any failure to obtain a PMA with additional indications beyond those in our November 2, 1998 approval, or any delay in clinical trials would have a material adverse effect on our business, financial condition and results of operations.



 .         LACK OF LONG TERM FOLLOW-UP IN THE LVC INDUSTRY LEADS TO UNCERTAINTY
     IN PREDICTABILITY AND COMPLICATIONS.

          Long-term follow-up data on both clinical and later commercial patients from any LVC system is unpredictable and may reveal additional complications that may have a material adverse effect on acceptance of LVC and market size. Such concern over the safety of LVC in general could result in adverse regulatory action. In turn, these would have a material adverse effect on our business, financial condition and results of operations.

          Historically, there have been concerns with respect to the safety and efficacy of LVC, including the predictability and stability of results. Potential complications and side effects in early LVC systems have included:

     + post-operative discomfort due to re-epithelialization (eye membrane re-growth)
     + corneal haze during healing (an increase in the light scattering properties of the cornea)
     +    glare/halos (undesirable visual sensations produced by bright lights)
     +    decreases in contrast sensitivity
     + temporary increases in intraocular pressure in reaction to topical medication administered during and after the procedure
     +    fluctuations in refractive capabilities during healing
     + occasional decreases or permanent loss in best corrected vision post-operatively (i.e., with corrective eyewear)
     +    unintended over-corrections or under-corrections
     +    regression of operative effect
     +    disorders of corneal healing; corneal scars
     +    corneal ulcers
     +    unintentionally induced astigmatism.



 .         OUR LONG-TERM GROWTH AND PROFITABILITY IS DEPENDENT ON THE MARKET
     ACCEPTANCE OF LVC. We believe that our long-term growth and ultimate profitability will depend upon acceptance of LVC in the United States and certain international markets and our ability to penetrate the LVC market successfully.

          LVC has only been marketed in the United States for approximately three years and initial market growth has been slower than originally anticipated in 1994 (market estimates published by Market Scope have shown approximately 100,000 and 200,000 U.S. procedures for the calendar years 1996 and 1997, respectively). The degree of eventual acceptance of LVC by ophthalmologists and persons needing refractive correction is still not fully determinable. The acceptance of LVC by the general population may be adversely affected by:

     + retail price (which is not now or expected to be reimbursed to the patient by medical insurance)
     +    concerns relating to safety and efficacy
     + accepted effectiveness of alternative methods of correcting refractive vision disorders
     +    current lack of long-term follow-up data
     +    possibility of unknown side effects
     +    an expected lack of third-party reimbursement for the procedure
     +    future reported adverse events
     + other unfavorable publicity involving patient outcomes from the use of legal or illegal LVC systems manufactured by any participant in the LVC market

     Ophthalmologists could also be affected by the high costs and expenses of excimer laser systems and licenses, which might preclude access to such systems by some professionals.

          Our marketing strategy relies, in part, on ophthalmologists replacing the excimer laser system they are currently using with our LADARVision System. Emerging new refractive surgery technologies and procedures may have the potential to compete with or materially limit the acceptance of LVC. Current ophthalmic product suppliers whose products, including eyeglasses and contact lenses, are alternatives to LVC may adversely affect the market acceptance of LVC by their retail marketing strategies, including aggressive pricing. The failure of LVC to achieve broad market acceptance would have a material adverse effect on our business, financial condition and results of operations.



 .         OUR LONG-TERM GROWTH AND PROFITABILITY IS DEPENDENT UPON OUR ABILITY
     TO KEEP UP WITH THE RAPIDLY CHANGING TECHNOLOGY AND COMPETE IN THE HIGHLY COMPETITIVE REFRACTIVE SURGERY MARKET. If we are unable to keep up with the rapidly changing technology and intense competition in the refractive surgery market will greatly affect our long-term growth and profitability as well as significantly and adversely effect our business, financial condition and results of operations.

          Two other companies, Summit and VISX, have been granted their PMA's and are actively marketing LVC systems in the United States for myopia and astigmatism. VISX has also recently been approved for hyperopia. Several companies, including Bausch & Lomb's Surgical Division (formerly Chiron/Technolas), Coherent/Schwind, Nidek, Meditek, Lasersight and Novatec, have introduced LVC systems outside the United States, where LVC has been commercialized for treating refractive disorders. Three of these companies have made announcements of PMA filings with the FDA, indicating substantial completion of their U.S. Phase III clinical trial protocols. Other companies have either begun or may soon begin clinical trials in the U.S., including Phase III clinical trials (the last stage before approval).

          LVC physicians and retail centers who purchase equipment from Summit or VISX may be reluctant to change to a new LADARVision System because of the significant capital investment they have made, or the familiarity with their current equipment and the inconvenience of changing to a new system. If other manufacturers of LVC systems are able to saturate the U.S. market with their equipment before we are able to market the LADARVision System in the U.S., we could experience a significantly lower share of the market than anticipated. This would have a material adverse effect on our business, financial condition and results of operations.

          Several of our competitors have allied with or developed their own vision care centers in Europe and the U.S. and have entered into strategic alliances with prominent corporations in the worldwide ophthalmic industry to promote their LVC excimer lasers. Many of these companies have substantially greater capabilities than we do in the areas of capital resources, research and development resources and regulatory, manufacturing and marketing experience. Our technology and products may be rendered obsolete or noncompetitive if our competitors succeed in developing or marketing technologies and products more effectively and less expensively than those we develop or market.

          Non-laser refractive procedures and technologies are under development, and it is possible that these technologies and procedures will be successfully developed as competition to our technology.



 .         RELIANCE ON A SINGLE POTENTIAL PRODUCT IF THE ACQUISITION DOES NOT
     OCCUR. Currently our only significant planned product is the LADARVision System for refractive correction. Our existing plans assume that we will derive substantially all of our revenues from the LADARVision System. If we are unable to make significant commercial placements of the LADARVision System for vision correction, our viability will be jeopardized. Furthermore, if we are unable to successfully design, clinically test and gain FDA approval on various additional indications, such as hyperopia/astigmatism and LASIK, our future growth could be significantly limited.



 .         SUCCESSFUL MARKET DEVELOPMENT AND EXPANSION DEPENDS ON OUR OBTAINING
     KEY OPERATIONAL, MANUFACTURING AND FIELD SERVICE PERSONNEL. As we continue the clinical development of the LADARVision System and prepare for additional regulatory approvals and other commercialization activities, we will need to continue to implement and expand our operational, financial, management resources and controls, and particularly our manufacturing and field service organization. If we fail to attract and retain experienced individuals for these positions or fail to effectively manage growth in our domestic and international operations as we transition from a development stage enterprise to a commercial entity, these could have a material adverse effect on our business, financial condition and results of operations.



 .         NO SIGNIFICANT SALES AND MARKETING EXPERIENCE; RELIANCE TO DATE ON
     STRATEGIC ALLIANCE PARTNER. We have limited experience in the sales and marketing of capital equipment for laser vision correction, and as we continue clinical studies with the LADARVision System and prepare for commercialization of the product in the U.S. and internationally, we must build a sales and marketing infrastructure. If the acquisition does not occur, it is possible that we will not be able to attract the personnel to develop the infrastructure to effectively market the LADARVision System.

          In 1994 and 1995, we entered into agreements that formed a strategic alliance with CIBA for the worldwide co-promotion of our LADARVision System excimer laser. However, as CIBA has developed a strong reputation in certain ophthalmic markets such as contact lenses, lens care and ophthalmic pharmaceuticals, it does not have considerable experience in the sale of ophthalmic equipment or in the refractive surgery market. Thus it is possible that CIBA will not be able to provide sufficient or effective co-marketing and business support.



 .         LACK OF SIGNIFICANT REVENUES; GOING CONCERN ACCOUNTANTS' OPINION. We
     are classified as a development stage company and our financial statements are therefore presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7. We must begin generating significant revenues before SFAS No. 7 permits dropping the development stage company designation. Additionally, our independent certified public accounting firm has modified its report on our financial statements as of December 31, 1997, stating that factors discussed in Note 1 to our audited financial statements raise a substantial doubt about our ability to continue as a going concern. As of the date of this prospectus, we have not had significant revenues.

 .         WE MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS FOR PRODUCTS REQUIRED
     BY THE U. S. GOVERNMENT FOR THE REGULATION OF MEDICAL DEVICES. The FDA approved our LADARVision System for use in the treatment of mild to moderate myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters) with PRK on November 2, 1998. To be effective competition against VISX in the LVC market, we will have to receive FDA approval for additional uses of our product, such as treatment of hyperopia and treatment using the LASIK technique. The FDA (and, to a lesser extent, comparable agencies in other countries) require rigorous pre-clinical and clinical testing for medical devices before it will approve a company's PMA. A PMA is required so that a company may market and sell medical devices in the United States. The FDA also requires (through its enabling legislation, the Food, Drug and Cosmetic Act) a company to manufacture its products in accordance with its current Quality System Regulation (QSR).

          In order for our product to carry the claim that it was manufactured in a quality environment, the FDA QSR (ISO 9001) requires us to comply with certain procedural and documentation requirements and to maintain a supplier-quality program with major subcontractors. We must demonstrate that we are properly managing the quality of all of our suppliers. There is always the risk that existing subcontractors who meet the requirements currently will not meet them at some time in the future. As a result, it is possible that we will be unable to pass QSR inspections at some time in the future because our subcontractors' documented quality systems fail to be sufficient. This failure by our subcontractors could hinder our commercial capability at that time. We could be delayed in producing, marketing and selling commercial systems in the U.S. market if we do not continue to meet the FDA's QSR guidelines or if any of our subcontractors cannot meet the quality requirements.

          Product and procedure labeling and all forms of promotional activities are also subject to examination by the FDA. If we do not comply with these requirements, it may result in warning letters, fines, injunctions, recall or seizure of products, suspension of manufacturing, denial or withdrawal of PMAs, and criminal prosecution.

          Changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on our business, financial condition and results of operations. Our business, financial condition or results of operations may be materially and adversely affected if we are required to incur significant costs to comply with laws and regulations in the future.



 .         INTERNATIONAL REGULATORY REQUIREMENTS MAY VARY WIDELY AND WE MAY BE
     UNABLE TO OBTAIN INTERNATIONAL REGULATORY APPROVALS. We have not received regulatory clearances in any foreign countries, except Canada, and there is no assurance that any others will be issued. In November 1998, we received a Medical Device License from the Canadian Therapeutic Products Directorate for the LADARVision System. The license application was for mild to moderate myopia (-1 to -10 diopters) and astigmatism (up to -6 diopters) as a Class III device.

          Requirements for regulatory approval relating to the LADARVision System may vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. One such requirement is the European "CE" mark, an international symbol of quality and compliance with applicable European medical device directives. Until we receive a CE Mark certification, we are prohibited from placing the LADARVision System in Europe. This prohibition could have a material adverse effect on our business, financial condition, and results of operations. We have received ISO 9001 certification, which is needed when applying for a "CE" mark certification. We expect to apply for the CE Mark in summer of 1999.


 .         INTERNATIONAL COMMERCIAL ACTIVITIES MAY BE LIMITED OR DISRUPTED. Our
     international commercial activities may be limited by or disrupted by:

     +    the imposition of government controls

     +    unique license requirements
     +    regional economic conditions (such as recently in Asia)
     +    difficulties in staffing and managing such complexities
     +    political instability
     +    changes in tariffs or taxes
     +    currency fluctuations and changes
     +    trade restrictions

          Any limitation or disruption of our international commercial activities may adversely effect our business, financial condition and results of operations.



 .         OUR CONTINUING OBLIGATION TO PAY COMMISSIONS TO CIBA.   As part of the
     strategic alliance with CIBA, we will pay a 6% commission on net revenue worldwide from all equipment sales and patient procedure fees relating to ophthalmic refractive surgery until we pay an aggregate amount of $10,000,000 to CIBA.



 .         POSSIBLE TERMINATION OF STRATEGIC ALLIANCE WITH CIBA DOES NOT
     ELIMINATE OBLIGATION TO PAY COMMISSION TO CIBA. In the event that CIBA terminates the strategic alliance, we would be obligated to continue to pay to CIBA the 6% commission on procedure fee revenue derived from LADARVision Systems that were commercially placed at the time of the termination, for up to three years beyond termination. Our strategic alliance agreement with CIBA provides certain termination rights to both us and CIBA. CIBA may, at its sole discretion, terminate the strategic alliance upon sending 30 to 60 days notice to us. As a result of this continued obligation to pay a commission to CIBA without receiving the associated services from CIBA, our operations, financial condition and the results of operations would be materially and adversely affected.



 .         POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS.  If we cannot maintain adequate insurance coverage at any time to cover potential product liability or other claims that are a part of our business, one or more claims would materially and adversely affect our business, financial condition and results of operations.

          We currently have product liability insurance coverage which we believe is adequate and which covers our exposure under both clinical and commercial surgeries. This is a "claims made" product liability insurance policy with coverage limits of $5 million per occurrence and $5 million in the aggregate annually. We have in the past agreed, and are likely to in the future agree, to indemnify certain medical institutions and personnel thereof conducting and participating in our clinical studies. We will indemnify our commercial customers for product liability claims arising out of defects, if any, in the LADARVision System.



 .         CONTROL BY CERTAIN EXISTING STOCKHOLDERS COULD INFLUENCE THE OUTCOME
     OF STOCKHOLDER VOTES. The directors, executive officers and certain entities affiliated with our directors beneficially own approximately 23% of our outstanding common stock and thus could influence the outcome of stockholder votes. As a result of Stockholder Agreements entered into between each of these beneficial holders and Summit in connection with the acquisition, Summit now holds the proxy to vote these shares of common stock while the acquisition is pending. Thus, Summit could influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation, as amended, and Bylaws, the approval of the acquisition by Summit or other similar transactions and delaying, deferring or preventing a change in control of Autonomous.



 .         ANTI-TAKEOVER MEASURES MAY HAVE A POTENTIAL ADVERSE EFFECT ON COMMON
     STOCK PRICE. Our Articles of Incorporation authorizes our Board of Directors to issue shares of preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any vote or action by the stockholders which could have the effect of delaying or preventing a change in control of Autonomous. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock.

          Our Articles provide that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. An affirmative vote of the holders of not less than two-thirds of the outstanding voting shares is required to amend such prohibition of use of written consents by the stockholders set forth above, making it difficult to amend such prohibition.

          Certain provisions of the Florida Business Corporation Act have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These statutory provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of the Board of Directors in connection with such a transaction. If the acquisition does not occur, these provisions may discourage a future attempt to acquire control of us that is not presented to and approved by our Board of Directors, but which a substantial number or even a majority of our stockholders, might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Our Board has approved our acquisition by Summit.



 .         SHARES ELIGIBLE FOR RESALE INTO THE PUBLIC MARKET WHICH ARE NOT
     CURRENTLY ACTIVELY TRADED IN THE PUBLIC MARKET. The following shares are available for resale into the public market with or without restrictions, and with or without the need to be registered, and may be considered a part of our freely traded stock of when evaluating whether or not to purchase our stock.

          At November 30, 1998, we had 11,989,479 shares of common stock outstanding. Of the shares of common stock currently outstanding, we estimate that there are currently 1,109,000 unregistered shares of common stock outstanding of which 670,000 may be freely traded or may be traded under certain volume and other restrictions set forth in Rule 144 (as recently amended).

          At November 30, 1998, we had reserved 1,989,377 shares of common stock for issuance pursuant to the 1995 Stock Option Plan and the 1996 Employee Stock Purchase Plan. Of this amount, 1,697,263 shares were subject to outstanding options at November 30, 1998, with a weighted average exercise price of $4.24 per share. Since these stock plans have been registered on Form S-8 with the SEC, common stock issued in conjunction with the stock plans are generally eligible for resale in the open market.

          At November 30, 1998, we had reserved 922,350 shares of common stock for issuance upon the exercise of warrants outstanding. At November 30, 1998, the exercise of such warrants would generally result in unrestricted common stock being issued. Of these 922,350 warrants, all are exercisable at November 30, 1998, with a weighted average exercise price of $4.02 per share, and 817,350 are "in the money." As of November 9, 1998, we reserved an additional 300,000 shares of common stock for issuance upon the closing of the exercise of the stock purchase warrant to be issued to the selling stockholder, as described below in "Potential Adverse Effects of Series I Convertible Preferred Stock Conversions; New Significant Stockholder; Potential Decline in Price of Common Stock."

          Certain holders of our common stock and stock purchase warrants totaling 468,821 shares have certain rights to cause us to register the sale of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of these registrable securities are entitled to notice of such registration and are entitled to include their registrable securities in such registration statement; provided, among other conditions, that the underwriters, if any, of such offering have the right to limit the number of shares included in such registration. Of the total number of registrable securities, 438,821 shares of the 1,695,371 shares owned by CIBA are included in the total of registrable securities. CIBA may require us to file additional registration statements covering those shares of common stock it owns, which are not otherwise registered, on Form S-3, subject to certain conditions and limitations. Registration of such shares under the Securities Act would result in such shares becoming freely transferrable under the Securities Act (except for shares held by our affiliates) immediately upon the effectiveness of such registration. CIBA has waived its right to have shares registered on this Form S-3.

          We cannot predict the effect, if any, that sales of shares of common stock under Rule 144 or pursuant to the registration rights described above, or the future availability of such shares for sale, will have on the market price of the common stock. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock.



 .         POTENTIAL ADVERSE EFFECTS OF SERIES I CONVERTIBLE PREFERRED STOCK
     CONVERSIONS; NEW SIGNIFICANT STOCKHOLDER; POTENTIAL DECLINE IN PRICE OF COMMON STOCK. In early 1998, we sold 500 shares of our Series I convertible preferred stock, which are convertible into a maximum of 1,750,000 shares of our common stock to the selling stockholder. The selling stockholder recently gave irrevocable notice to exercise an option to purchase an additional 400 shares of Series I convertible preferred stock and in exercising this option will also receive a two-year stock purchase warrant for 300,000 shares of common stock. The 900 total shares of Series I convertible preferred stock are convertible into an aggregate maximum of 2,263,197 shares of common stock. As of December 11, 1998, the selling stockholder had converted 230 such shares into 656,148 shares of common stock. If the selling stockholder converts into the aggregate maximum number of shares and exercises the warrant and continues to hold these shares, subtracting the number of shares it sold as of December 11, 1998 (431,884 shares), the selling stockholder would own 2,131,313 shares of common stock. Based on the number of shares of our stock outstanding on November 30, 1998, this would be a 17.78% interest in our common stock, making the selling stockholder the largest beneficial owner of our common stock.

          The selling stockholder may convert the Series I convertible preferred stock at a maximum rate of 115 shares per month which may accumulate. The 115 share limitation on conversion per month is set by our Articles of Incorporation. The conversion of the 670 shares the selling stockholder currently owns may occur over a period of approximately 5 months from the date of this prospectus. The selling stockholder receives more shares of common stock upon conversion when the market price of our common stock is lower. If the trading price of the common stock decreases such that the selling stockholder is able to convert less than the 900 total shares into 2,263,197 shares of common stock, and as a result, the selling stockholder has shares of Series I convertible preferred stock remaining in its possession following all such conversions, we are obligated to redeem those remaining shares of Series I convertible preferred stock for an amount equal to 110% of the face value of the remaining shares of Series I convertible preferred stock. Thus, the selling stockholder will receive $11,000 (110% of the Series I convertible preferred stock face value of $10,000 per share) for every share of Series I convertible preferred stock we redeem. If this occurs, the selling stockholder will realize a gain on its redeemed investment without being exposed to uncertain market and trading conditions. As of December 11, 1998, the selling stockholder owned 224,264 shares of common stock.


          There have been instances of a stock price decline in shares of other companies' common stock upon the sale of similar convertible securities, where such decline occurs in anticipation of the conversion and sale of those companies' shares of common stock into the public market. We are unable to predict the effect that the continued conversion of the Series I convertible preferred stock into common stock and the sale of the common stock into the public market will have on the price of our common stock. In the event the selling stockholder sells a large number of shares of common stock into the public market over a short time period, the market price of our common stock could decline.

          There are hazards for small companies issuing shares of convertible preferred stock which are convertible at a floating ratio based on the stock price. Short selling by the purchaser of convertible preferred stock could result in large profits to the purchaser by driving the market price down, then converting the convertible preferred stock at a low price. In the event of a downturn in the price of our common stock, the selling stockholder could profit through a low conversion price. Sales of shares of common stock by the selling stockholder, whether through short or long selling, could have the effect of driving the market price down after which the selling stockholder could convert additional shares of Series I convertible preferred stock at the lower price, then sell those shares after the market price has risen to a higher level.



                              SELLING STOCKHOLDER


     Autonomous closed the sale of 500 shares of its Series I convertible preferred stock and an option to purchase an additional 400 shares of Series I convertible preferred stock with a two-year stock purchase warrant for 300,000 shares of common stock to the selling stockholder on August 7, 1998. The Series I convertible preferred stock, the option and the warrant were sold for $5 million pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Convertible Preferred Stock Purchase Agreement between Autonomous and the selling stockholder contains representations and warranties as to the selling stockholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act. Further, the selling stockholder represented that it acquired the Series I convertible preferred stock for investment and with no present intention of distributing the Series I convertible preferred stock, or the shares into which the Series I convertible preferred stock is convertible unless such shares are registered for resale.

     On November 9, 1998, the selling stockholder gave an irrevocable notice to Autonomous for the exercise of the option. The selling stockholder will pay Autonomous $4 million upon the closing of the exercise of the option. Upon the exercise of the option, the selling stockholder will purchase 400 shares of Series I convertible preferred stock and Autonomous will grant a two-year stock purchase warrant for 300,000 shares of common stock exercisable at $6.17 per share to the selling stockholder. The closing of the exercise of the option is subject to the effectiveness of the resale registration statement, of which this prospectus is a part.

     The selling stockholder may receive an aggregate maximum of 2,263,197 shares of common stock upon the conversion of the total 900 shares of Series I convertible preferred stock. The selling stockholder will receive 300,000 shares of common stock if it exercises the stock purchase warrant. Autonomous is registering 813,197 shares of common stock as required by the Convertible Preferred Stock Purchase Agreement and Registration Rights Agreement between Autonomous and the selling stockholder, as amended. Of the 813,197 shares of common stock, 513,197 represent the difference between the maximum number of shares of common stock into which the initial 500 shares of Series I convertible preferred stock my be converted (1,750,000 shares) and the aggregate maximum number of shares of common stock into which the total 900 shares of Series I convertible preferred stock may be converted (2,293,197 shares). The remaining 300,000 shares of common stock represent those shares into which the stock purchase warrant is exercisable.

     Autonomous agreed to prepare and file a resale registration statement as soon as practicable and to bear all expenses other than underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the selling stockholder, even though purchasing the common stock without a view to distribution, may wish to be legally permitted to sell the common stock when it deems appropriate, Autonomous filed with the SEC a resale registration statement on Form S-3, of which this Prospectus is a part, with respect to the 813,197 shares of common stock.

     The selling stockholder has not had a material relationship with Autonomous within the past three years except as a result of the ownership of the Series I convertible preferred stock and the option.

     The following table sets forth the name of the selling stockholder, the shares common stock which may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholder. Under the Convertible Preferred Stock Purchase Agreement, the selling stockholder is entitled to convert 115 shares of Series I convertible preferred stock into common stock per month (which may cumulate). The common stock is being registered to permit public secondary trading of the common stock. The selling stockholder may offer the common stock for resale from time to time.


                                       Maximum Number of
                                      Shares Which May be
                                            Owned
                                      Prior to Offering (1)              Maximum Number of     Ownership After Offering (1)
                             ---------------------------------------     Shares of Common   ---------------------------------
                                   Number of                            Stock Being Offered
          Name of               Shares of Common                         Pursuant to this       Number of Shares
    Selling Stockholder              Stock             Percent (4)         Prospectus            of Common Stock      Percent
---------------------------  ---------------------  ----------------  --------------------  ------------------  -------------
OZ Master Fund, Ltd. (2)               813,197 (3)              6.78%              813,197                   0              0%

                                     2,131,313 (5)             17.78%

(1) It is unknown if, when or in what amounts the selling stockholder may offer common stock for sale. Since the selling stockholder may offer all or some of the common stock pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common stock that will be held by the selling stockholder after completion of the offering, no estimate can be given as to the amount of common stock that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, Autonomous has assumed that, after completion of the offering, none of the common stock covered hereby will be held by the selling stockholder.
(2) OZ Management, L.L.C., a Delaware limited liability company, shares investment and voting control over the shares owned by OZ Master Fund, Ltd. Daniel S. Och, a U.S. citizen and resident, may be considered the controlling person of OZ Management, L.L.C.
(3) Represents the difference between the maximum number of shares of common stock into which the 500 shares of Series I convertible preferred stock may be converted (1,750,000 shares) and the maximum number of shares of common stock into which the 900 shares of Series I Convertible Stock may be converted (2,263,197 shares), plus the shares of common stock into which the stock purchase warrant is exercisable (300,000 shares).
(4) Percent of total shares of common stock outstanding as of November 30, 1998 (11,989,479 shares).
(5) Represents the total number of shares of common stock into which the total 900 shares of Series I convertible preferred stock is convertible (2,263,197 shares) minus those shares which have been sold by the selling stockholder as of December 11, 1998 (431,884 shares). Includes those shares of common stock underlying the stock purchase warrant (300,000 shares), which is exercisable within 60 days of the date of this prospectus.

                              PLAN OF DISTRIBUTION


     Autonomous will receive no proceeds from this offering. However, Autonomous will receive the proceeds from the exercise of the two-year stock purchase warrant for 300,000 shares of common stock at an exercise price of $6.17 if the warrant is exercised. The common stock offered hereby may be sold by the selling stockholder from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholder may effect such transactions by selling the common stock to or through broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The common stock may be sold by one or a combination of the following:
     (a) a block trade in which the broker or dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     (e)  in privately negotiated transactions.

     In connection with distributions of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder. The selling stockholder may sell the common stock short and deliver such common stock to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, which may then resell or otherwise transfer such common stock. The selling stockholder also may loan or pledge the common stock to a broker-dealer or other financial institution may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to the common stock of Autonomous for a period of two business days prior to the commencement of such distribution, in addition and without limiting the foregoing, the selling stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of Autonomous' common stock by the selling stockholder.

     Any or all of the sales or other transactions involving the common stock described above, whether effected by the selling stockholder, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any common stock that qualifies for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The common stock will be issued to the selling stockholder upon the conversion of the Series I convertible preferred stock or the exercise of the Warrant, which were sold to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. Autonomous agreed to register the common stock for resale under the Securities Act and to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholder of the common stock. Autonomous has agreed to pay all reasonable fees and expenses incident to the filing of this registration statement.



                                 LEGAL MATTERS


     The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for Autonomous by Gray, Harris & Robinson, P.A., Orlando, Florida.



                                    EXPERTS


     The financial statements incorporated by reference to the Annual Report on Form 10-K/A, in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding Autonomous' ability to continue as a going concern as discussed in Note 1 to the financial statements.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Autonomous, the selling stockholder or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.......................................................  1

RECENT DEVELOPMENTS......................................................  3

RISK FACTORS.............................................................  5

SELLING STOCKHOLDER...................................................... 15

PLAN OF DISTRIBUTION..................................................... 17

LEGAL MATTERS............................................................ 18

EXPERTS.................................................................. 18

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by Autonomous in connection with the sale of common stock being registered. All of the amounts shown are estimates except the registration fee.

SEC Registration Fee                                     $      1,300
Accounting fees and expenses                                   10,000
Legal fees and expenses                                        10,000
Printing and electronic filing expenses                         3,000
Placement fee                                                 120,000
                                                         ------------
Total                                                    $    144,300


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

     Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the directors conduct triggers the liability provisions of Section 0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or will misconduct in a proceeding by or in the right of the corporation or a stockholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a stockholder.

     Autonomous' Articles provide that the Registrant is authorized to indemnify any director or officer, or former director or officer, in the manner provided in Autonomous' bylaws and to the fullest extent permitted by the laws of the State of Florida. There are no further provisions in Autonomous' bylaws for indemnification of directors and officers.

                                   EXHIBITS

Exhibit Number                                              Exhibit Description
-------------------------  -----------------------------------------------------
 4.1 *                     The Rights of Securities Holders as set forth in
                           Article IV of the Third Amended and Restated Articles
                           of Incorporation
 5.1                       Opinion of Gray, Harris & Robinson, P.A.
10.1 **                    Convertible Preferred Stock Purchase Agreement
10.2 **                    Registration Rights Agreement
10.3 **                    Warrant
10.4 **                    Certificate of Designation
10.5 **                    Financial Statements
10.6 ***                   Letter Agreement, dated July 22, 1998, amending the
                           Convertible Preferred Stock Purchase Agreement, the
                           Registration Rights Agreement and the Certificate of
                           Designation
10.7 ****                  Notice of Option Exercise, dated November 9, 1998
23.1                       Consent of Arthur Andersen LLP
23.2                       Consent of Gray, Harris & Robinson, P.A. (Included in
                           the opinion filed as Exhibit 5.1, previously filed)
24.1                       Power of Attorney (see p. 23)



* Incorporated by reference to Exhibit 3.1 in the Current Report on Form 8-K filed August 18, 1998.
**   Incorporated by reference to the Current Report on Form 8-K filed
     April 27, 1998.
***  Incorporated by reference to the Current Report on Form 8-K filed
     July 22, 1998.
**** Incorporated by reference to the Current Report on Form 8-K filed
     November 12, 1998.
                                 UNDERTAKINGS

     The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant further undertakes to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 22nd day of December, 1998.

Autonomous Technologies Corporation

By:       /s/ Randy W. Frey                     Date: December 22, 1998
     ------------------------------------            -------------------
     Randy W. Frey
     Chairman of the Board and Chief Executive Officer

By:       /s/ Monty K. Allen                    Date: December 22, 1998
     ------------------------------------            -------------------
     Monty K. Allen
     Vice President, Treasurer,
     Chief Financial Officer and Principal Accounting Officer

SIGNATURE PAGE TO FORM S-3
Autonomous Technologies Corporation

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Autonomous Technologies Corporation, a Florida corporation, do hereby constitute and appoint jointly and severally, Randy W. Frey and Monty K. Allen, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments, both pre-effective and post-effective, and supplements to this registration statement, and to any and all instruments or documents filed as part of or in conjunction with this registration statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Capacity                                               Date
---------                             --------                                               ----
     /s/ Randy W. Frey                President, Chief Executive Officer and Chairman of     December 22, 1998
------------------------------------  the Board
Randy W. Frey

     /s/ G. Arthur Herbert            Director                                               December 22, 1998
------------------------------------
G. Arthur Herbert

     /s/ Stanley Ruffett              Director                                               December 22, 1998
------------------------------------
Stanley Ruffett

     /s/ Richard H. Keates,           Director                                               December 22, 1998
------------------------------------
Richard H. Keates, MD

     /s/ Whitney A. McFarlin          Director                                               December 22, 1998
------------------------------------
Whitney A. McFarlin

                               INDEX TO EXHIBITS


Exhibit Number             Exhibit Description
------------------         ---------------------------------------------
 4.1 *                     The Rights of Securities Holders as set forth in
                           Article IV of the Third Amended and Restated Articles of Incorporation
 5.1                       Opinion of Gray, Harris & Robinson, P.A.

10.1 **                    Convertible Preferred Stock Purchase Agreement

10.2 **                    Registration Rights Agreement

10.3 **                    Warrant

10.4 **                    Certificate of Designation

10.5 **                    Financial Statements

10.6 *** Letter Agreement, dated July 22, 1998, amending the Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement and the Certificate of Designation

10.7 ****                  Notice of Option Exercise, dated November 9, 1998

23.1                       Consent of Arthur Andersen LLP

23.2 Consent of Gray, Harris & Robinson, P.A. (Included in the opinion filed as Exhibit 5.1, previously filed)

24.1                       Power of Attorney (see p. 23)

* Incorporated by reference to Exhibit 3.1 in the Current Report on Form 8-K filed August 18, 1998.
**   Incorporated by reference to the Current Report on Form 8-K filed
     April 27, 1998.
***  Incorporated by reference to the Current Report on Form 8-K filed
     July 22, 1998.
**** Incorporated by reference to the Current Report on Form 8-K filed
     November 12, 1998.

                                      24